Exhibit (a)(1)(D)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of

CONMED HEALTHCARE MANAGEMENT, INC.

a Delaware corporation
at
$3.95 NET PER SHARE
Pursuant to the Offer to Purchase dated July 30, 2012
by
HANOVER MERGER SUB, INC.
a wholly owned direct subsidiary of
CORRECT CARE SOLUTIONS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 27, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 30, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 30, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, each as may be amended or supplemented from time to time, the “Offer”) in connection with the offer by Hanover Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned direct subsidiary of Correct Care Solutions, LLC, a Kansas limited liability company (“Parent”), to purchase all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), at a purchase price of $3.95 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $3.95 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 16, 2012 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, following the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Parent.

4. The Board of Directors of the company has unanimously (i) determined that the transactions contemplated in the Merger Agreement, including the Merger and the Offer, are fair and in the best interest of the Company’s stockholders, (ii) approved and declared advisable the Merger and the Offer and the other transactions contemplated by the Merger Agreement, (iii) adopted the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by Delaware law, approve the Merger and adopt the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement.

5. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on August 27, 2012, unless the Offer is extended by Purchaser or earlier terminated.

6. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7. Tendering stockholders who are record owners of their Shares and who tender directly to Wells Fargo Bank, N.A. will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

CONMED HEALTHCARE MANAGEMENT, INC.

a Delaware corporation
at
$3.95 NET PER SHARE
Pursuant to the Offer to Purchase dated July 30, 2012
by
HANOVER MERGER SUB, INC.
a wholly owned direct subsidiary of
CORRECT CARE SOLUTIONS, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 30, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Hanover Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned direct subsidiary of Correct Care Solutions, LLC, a Kansas limited liability company, to purchase all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Conmed Healthcare Management, Inc., a Delaware corporation, at a purchase price of $3.95 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.

ACCOUNT
NUMBER:

NUMBER OF SHARES BEING TENDERED

HEREBY:	SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date (as defined in the Offer to Purchase).

Dated:	Signature(s)
Please Print Names(s)

Address:  (Include Zip Code)

Area code and Telephone no.

Tax Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.